Exhibit 99.1

PRESS RELEASE

For Immediate Release

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

JAGGED PEAK EXPANDS SUPPLY CHAIN SERVICES RELATIONSHIP

WITH GLOBAL PREMIUM COFFEE COMPANY

CLEARWATER, Fla. – July 24th, 2007 – Jagged Peak, Inc. (OTC Bulletin Board: JGPK), a global provider of supply chain management software and fulfillment services, announced today that it has extended its contract with Nespresso USA, Inc. to continue providing technology and product fulfillment services in support of Nespresso’s rapidly growing retail channel and online business within the US and Canada. Nespresso USA, Inc., a division of Nestlé Nespresso S.A., markets its espresso machines through premium retail stores and through its Web site.

Under the extended services agreement, Jagged Peak will provide Nespresso a bi-coastal supply chain solution by fulfilling products from a new west coast operation. This will compliment current US east coast and Canadian operations. This multi-point distribution solution will provide Nespresso with immediate and significant reductions in transportation costs as well as improved package delivery times in North America.

The Nestlé Nespresso SA Company is one of the fastest growing operating units of the Nestlé Group, the world’s leading food, beverage, nutrition and wellness Company. Nespresso has pioneered the portioned coffee market to provide the very highest quality coffees delivered to customers with the highest customer service excellence including their promise to deliver orders within 2 days or less.

To insure they meet their customer service commitments and achieve their supply chain optimization goals such as least cost routing and real-time order processing, Nespresso has relied on Jagged Peak’s EDGE Supply Chain Management Software Platform. The EDGE Application is a web-based software application that automates complex supply chain processes and enables companies to process and distribute fully executable orders to multiple distribution centers in a real-time environment.

Frédéric Levy, President of Nespresso USA, Inc. explains, “We are pleased to continue our relationship with Jagged Peak through a renewed and more comprehensive contract. We are especially excited about the projects ahead. The expansion in distribution will improve our customer service and increase efficiencies on all levels.”

Paul Demirdjian, Chief Executive Officer of Jagged Peak, comments “We value our relationship with Nespresso, and feel they are truly the ‘gold standard’ when it comes to meeting the needs of its customers and delivering service excellence.

We are proud that with our expanded relationship and extended contract Jagged Peak will continue to assist Nespresso USA, Inc. in achieving their high customer service standards.”

About Nestlé Nespresso S.A.

Nestlé Nespresso S.A., the worldwide pioneer and market leader in premium portioned coffee, introduced consumers to the very highest quality Grand Crus to be enjoyed in the comfort of their’ own homes, as well as to be savored at locations outside the home, such as luxury restaurants, cafes, hotels and offices. What transpired was the creation of the unique Nespresso trilogy, a unique combination of the world’s highest-quality Grand Cru coffees, smart and stylish coffee machines and second-to-none customer service. The culmination of these three elements came to be known as the Nespresso Ultimate Coffee Experience. Headquartered in Paudex, Switzerland with more than 1,700 employees, Nestlé Nespresso S.A. sells products in more than 50 countries directly to its customers and currently operates more than 79 prestigious boutiques in key cities around the world. In 2006, it became the fastest growing company within the Nestlé Group and one of its “billionaire brands”, having achieved a growth rate of 42 percent and $950.8 million in revenue. For more information, visit www.nespresso.com and www.nespresso-pro.com.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTC Bulletin Board: JGPK), is a global provider of Enterprise demand management, CRM execution and e-Fulfillment solutions and services. The company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely Web-based software application that enables companies to control and coordinate distributed orders, inventory, and fulfillment across multiple customers, suppliers, employees, and partners in real time. Founded in 2000, Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast growing technology companies for four consecutive years (2001-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual result To differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third-party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions, adverse changes in customer order patterns, adverse changes in general economic conditions in the United States and internationally, risks associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.

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